UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check one):  | |  Form 10-K & Form 10-KSB    [ ]  Form 20-F    [ ]  Form 11-K
              [X]  Form 10-Q & Form 10-QSB    [ ]  Form N-SAR

      For Period Ended:  March 31, 1999

                  [   ]       Transition Report on Form 10-K
                  [   ]       Transition Report on Form 20-F
                  [   ]       Transition Report on Form 11-K
                  [   ]       Transition Report on Form 10-Q
                  [   ]       Transition Report on Form N-SAR
                  For the Transition Period Ended: ____________________________

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   Read Instructions (on page 3) Before Preparing Form. Please Print or Type
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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant

CAPITAL ALLIANCE INCOME TRUST LTD., A REAL ESTATE INVESTMENT TRUST
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Former Name if Applicable

N/A
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Address of Principal Executive Office (Street and Number)

50 CALIFORNIA STREET, SUITE 2020, SAN FRANCISCO, CA 94111
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]    (b)        The subject annual report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable  detail the reasons why the Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
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     The 10-Q Report for the period  ending March 31, 1999 could not be filed by
May 17, 1999 without unreasonable effort or expense for the following reasons:

1. Accounting System: On February 1, 1999 the Company, through its subsidiary Capital Alliance Funding Corporation commenced a strategic alliance with Sierra Capital Acceptance. The initial period's accounting systems required additional time, testing, and corrections in order to provide accurate and complete financial records. An extension is requested in order to assure accurate financial reporting.

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PART IV - OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

   Richard J. Wrensen              415                         288-9575
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         (Name)                (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                            [X]  Yes          [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion hereof?
                            [ ]  Yes         [X]  No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       CAPITAL ALLIANCE INCOME TRUST LTD., A REAL ESTATE INVESTMENT TRUST
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    May 14, 1999                        By:  /S/ Richard J. Wrensen
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                                                     Richard J. Wrensen
                                                     Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other fully authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.